Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces March 31, 2023 Financial Results and Declares Second Quarter 2023 Dividend of $0.38 per Share

BOSTON – May 9, 2023 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) today announced financial results for the first quarter ended March 31, 2023, and that its Board of Directors has declared a dividend of $0.38 per share for the second quarter of 2023.

“Our first quarter earnings demonstrated strong investment income benefitting from higher base rates and spreads across our portfolio of largely senior secured, floating rate loans and continued credit stability across our diversified portfolio,” said Michael Ewald, Chief Executive Officer of BCSF. “Our results produced strong net investment income coverage of our dividend as well as NAV growth for shareholders. We believe BCSF remains well-positioned to take advantage of attractive opportunities in the current environment as we execute on our longstanding strategy of investing in senior secured loans to middle market companies.”

QUARTERLY HIGHLIGHTS

•	Net investment income (NII) per share was $0.50, equating to an annualized NII yield on book value of 11.5%(1);

•	Net income per share was $0.45, equating to an annualized return on book value of 10.5%(1);

•	Net asset value per share as of March 31, 2023 was $17.37, as compared to $17.29 as of December 31, 2022;

•	Gross and net investment fundings were $308.0 million and $22.6 million, respectively; Ending debt-to-equity (net of cash) was 1.19x, as compared to 1.14x as of December 31, 2022;

•	Investments on non-accrual represented 0.6% of the total investment portfolio at fair value; and

•	Subsequent to quarter-end, the Company’s Board of Directors declared a dividend of $0.38 per share for the second quarter of 2023 payable to stockholders of record as of June 30, 2023(2).

SELECTED FINANCIAL HIGHLIGHTS

($ in millions, unless otherwise noted)	Q1 2023	Q4 2022
Net investment income per share	$0.50	$0.37
Net investment income	$32.2	$24.2
Earnings per share	$0.45	$0.67
Dividends per share declared and payable	$0.38	$0.36

($ in millions, unless otherwise noted)	As of March 31, 2023	As of December 31, 2022
Total fair value of investments	$2,415.4	$2,387.0
Total assets	$2,606.4	$2,592.4
Total net assets	$1,121.1	$1,116.4
Net asset value per share	$17.37	$17.29

PORTFOLIO AND INVESTMENT ACTIVITY

For the three months ended March 31, 2023, the Company invested $308.0 million in 52 portfolio companies, including $116.1 million in six new companies, $156.9 million in 45 existing companies and $35.0 million in Senior Loan Program, LLC (“SLP”). The Company had $285.4 million of principal repayments and sales in the quarter, resulting in net investment fundings of $22.6 million.

Investment Activity for the Quarter Ended March 31, 2023:

($ in millions)	Q1 2023	Q4 2022
Investment Fundings	$308.0	$220.7
Sales and Repayments	$285.4	$162.0
Net Investment Activity	$22.6	$58.7

As of March 31, 2023, the Company’s investment portfolio had a fair value of $2,415.4 million, comprised of investments in 138 portfolio companies operating across 30 different industries.

Investment Portfolio at Fair Value as of March 31, 2023:

Investment Type	$ in Millions	% of Total
First Lien Senior Secured Loans	$1,605.7	66.5%
Second Lien Senior Secured Loans	86.0	3.6
Subordinated Debt	44.3	1.8
Structured Products	23.4	1.0
Preferred Equity	85.1	3.5
Equity Interests	229.7	9.5
Warrants	0.6	0.0
Investment Vehicles	340.6	14.1
Subordinated Note in ISLP	187.0	7.7
Equity Interest in ISLP	65.2	2.7
Subordinated Note in SLP	86.0	3.6
Preferred and Equity Interest in SLP	2.4	0.1
Total	$2,415.4	100.0%

As of March 31, 2023, the weighted average yield on the investment portfolio at amortized cost and fair value were 12.3% and 12.5%, respectively, as compared to 11.4% and 11.6%, respectively, as of December 31, 2022.(3) 94.3% of the Company’s debt investments at fair value were in floating rate securities.

As of March 31, 2023, two portfolio companies were on non-accrual status, representing 2.1% and 0.6% of the total investment portfolio at amortized cost and fair value, respectively.

As of March 31, 2023, ISLP’s investment portfolio had an aggregate fair value of $672.4 million, comprised of investments in 39 portfolio companies operating across 18 different industries. The investment portfolio on a fair value basis was comprised of 93.9% first lien senior secured loans, 2.9% second lien senior secured loans and 3.2% equity interests. 98.2% of ISLP’s debt investments at fair value were in floating rate securities.

As of March 31, 2023, SLP’s investment portfolio had an aggregate fair value of $685.3 million, comprised of investments in 53 portfolio companies operating across 23 different industries.(4) The investment portfolio on a fair value basis was comprised of 96.8% first lien senior secured loans and 3.2% second lien senior secured loans. 98.5% of SLP’s debt investments at fair value were in floating rate securities.

RESULTS OF OPERATIONS

For the three months ended March 31, 2023 and December 31, 2022, total investment income was $74.7 million and $62.4 million, respectively. The increase in investment income was primarily due to an increase in interest income as a result of higher base rates.

Total expenses (before taxes) for the three months ended March 31, 2023 and December 31, 2022 were $42.0 million and $37.3 million, respectively.

Net investment income for the three months ended March 31, 2023 and December 31, 2022 was $32.2 million or $0.50 per share and $24.2 million or $0.37 per share, respectively.

During the three months ended March 31, 2023, the Company had net realized and unrealized gains (losses) of $(2.9) million.

Net increase in net assets resulting from operations for the three months ended March 31, 2023 was $29.3 million, or $0.45 per share.

CAPITAL AND LIQUIDITY

As of March 31, 2023, the Company had total principal debt outstanding of $1,417.5 million, including $465.0 million outstanding in the Company’s Sumitomo Credit Facility, $352.5 million outstanding of the debt issued through BCC Middle Market CLO 2019-1 LLC, $300.0 million outstanding in the Company’s senior unsecured notes due March 2026 and $300.0 million outstanding in the Company’s senior unsecured notes due October 2026.

For the three months ended March 31, 2023, the weighted average interest rate on debt outstanding was 5.0%, as compared to 4.3% for the three months ended December 31, 2022.

As of March 31, 2023, the Company had cash and cash equivalents (including foreign cash) of $29.6 million, restricted cash and cash equivalents of $51.4 million, $35.6 million of unsettled trades, net of receivables and payables of investments, and $185.3 million of capacity under its Sumitomo Credit Facility. As of March 31, 2023, the Company had $291.7 million of undrawn investment commitments.

As of March 31, 2023, the Company’s debt-to-equity and debt-to-equity (net of cash) ratios were 1.26x and 1.19x, respectively, as compared to 1.25x and 1.14x, respectively, as of December 31, 2022.

Endnotes

(1)	Net investment income yields and net income returns are calculated on average net assets, or book value, for the respective periods shown.

(2)	The second quarter dividend is payable on July 31, 2023 to holders of record as of June 30, 2023.

(3)	The weighted average yield is computed as (a) the annual stated interest rate or yield earned on the relevant accruing debt and other income producing securities plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total relevant investments at amortized cost or fair value. The weighted average yield does not represent the total return to our stockholders.

(4)	SLP acquired 70% of the member equity interests of the Company’s 2018-1 portfolio (“2018-1”). The Company retained 30% of the 2018-1 membership interests as a non-controlling equity interest.

CONFERENCE CALL INFORMATION

A conference call to discuss the Company’s financial results will be held live at 8:30 a.m. Eastern Time on May 10, 2023. Please visit BCSF’s webcast link located on the Events & Presentations page of the Investor Resources section of BCSF’s website at http://www.baincapitalspecialtyfinance.com for a slide presentation that complements the Earnings Conference Call.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: 1-888-886-7786

•	International: 1-416-764-8658

•	Conference ID: 86384699

All participants will need to reference “Bain Capital Specialty Finance - First Quarter Ended March 31, 2023 Earnings Conference Call” once connected with the operator. All participants are asked to dial in 10-15 minutes prior to the call.

Replay Information:

An archived replay will be available approximately three hours after the conference call concludes through May 17, 2023 via a webcast link located on the Investor Resources section of BCSF’s website, and via the dial-in numbers listed below:

•	Domestic: 1-844-512-2921

•	International: 1-412-317-6671

•	Conference ID: 86384699

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of	As of
	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliate investments (amortized cost of $1,805,708 and $1,846,172, respectively)	$1,735,871	$1,774,947
Non-controlled/affiliate investment (amortized cost of $148,578 and $133,808, respectively)	191,629	173,400
Controlled affiliate investment (amortized cost of $483,604 and $439,958, respectively)	487,877	438,630
Cash and cash equivalents	23,072	30,205
Foreign cash (cost of $7,239 and $34,528, respectively)	6,571	29,575
Restricted cash and cash equivalents	51,441	65,950
Collateral on forward currency exchange contracts	4,852	9,612
Deferred financing costs	3,510	3,742
Interest receivable on investments	32,017	34,270
Receivable for sales and paydowns of investments	50,675	18,166
Prepaid Insurance	15	194
Unrealized appreciation on forward currency exchange contracts	1,107	62
Dividend receivable	17,716	13,681
Total Assets	$2,606,353	$2,592,434

Liabilities
Debt (net of unamortized debt issuance costs of $9,549 and $10,197, respectively)	$1,407,951	$1,385,303
Interest payable	14,044	12,130
Payable for investments purchased	15,034	34,292
Unrealized depreciation on forward currency contracts	884	—
Base management fee payable	8,820	8,906
Incentive fee payable	11,110	9,216
Accounts payable and accrued expenses	2,834	2,954
Distributions payable	24,534	23,242
Total Liabilities	1,485,211	1,476,043

Commitments and Contingencies (See Note 10)

Net Assets
Common stock, par value $0.001 per share, 100,000,000,000 and 100,000,000,000 shares authorized, 64,562,265 and 64,562,265 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	65	65
Paid in capital in excess of par value	1,168,384	1,168,384
Total distributable loss	(47,307)	(52,058)
Total Net Assets	1,121,142	1,116,391
Total Liabilities and Total Net assets	$2,606,353	$2,592,434

Net asset value per share	$17.37	$17.29

See Notes to Consolidated Financial Statements

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months	For the Three Months
	Ended March 31	Ended March 31
	2023	2022
Income
Investment income from non-controlled/non-affiliate investments:
Interest from investments	$48,069	$34,287
Dividend income	1	108
PIK income	3,840	2,508
Other income	5,248	465
Total investment income from non-controlled/non-affiliate investments	57,158	37,368

Investment income from non-controlled/affiliate investments:
Interest from investments	2,438	324
Dividend income	1,375	—
PIK income	394	1,404
Total investment income from non-controlled/affiliate investments	4,207	1,728

Investment income from controlled affiliate investments:
Interest from investments	6,355	3,422
Dividend income	7,017	3,493
Total investment income from controlled affiliate investments	13,372	6,915
Total investment income	74,737	46,011

Expenses
Interest and debt financing expenses	19,550	10,643
Base management fee	8,910	8,369
Incentive fee	11,110	3,311
Professional fees	581	390
Directors fees	174	175
Other general and administrative expenses	1,659	1,420
Total expenses, net of fee waivers	41,984	24,308
Net investment income before taxes	32,753	21,703
Income tax expense, including excise tax	595	—
Net investment income	32,158	21,703

Net realized and unrealized gains (losses)
Net realized gain (loss) on non-controlled/non-affiliate investments	(10,651)	1,417
Net realized gain (loss) on foreign currency transactions	(4,213)	(488)
Net realized gain (loss) on forward currency exchange contracts	(2,385)	1,243
Net change in unrealized appreciation (depreciation) on foreign currency translation	3,767	346
Net change in unrealized appreciation on forward currency exchange contracts	161	1,651
Net change in unrealized appreciation (depreciation) on non-controlled/non-affiliate investments	1,388	(5,108)
Net change in unrealized appreciation on non-controlled/affiliate investments	3,459	5,667
Net change in unrealized appreciation on controlled affiliate investments	5,601	7,250
Total net gains (losses)	(2,873)	11,978

Net increase in net assets resulting from operations	$29,285	$33,681

Basic and diluted net investment income per common share	$0.50	$0.34
Basic and diluted increase in net assets resulting from operations per common share	$0.45	$0.52
Basic and diluted weighted average common shares outstanding	64,562,265	64,562,265

See Notes to Consolidated Financial Statements

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle market companies. BCSF is managed by BCSF Advisors, LP, an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, LP. Since commencing investment operations on October 13, 2016, and through March 31, 2023, BCSF has invested approximately $6.6 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Contact:

Katherine Schneider

Tel. (212) 803-9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. (646) 502-3549

clusk@stantonprm.com